SETTLEMENT AND EMPLOYMENT AGREEMENT


     THIS SETTLEMENT AND EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 20th day of October, 1997 by and between Walden Residential Properties, Inc., a Maryland corporation (the "Company"), and Don R. Daseke ("Daseke").

                            Recitals:

     A. Daseke is and has been employed by the Company pursuant to an employment agreement dated February 5, 1997 (the "Employment Agreement").

     B. This Agreement describes the agreements of the Company and Daseke concerning the modification of Daseke's employment relationship with the Company and the termination of the Employment Agreement.

     C. This Agreement also describes the obligations of the parties hereto to each other and the compensation and other value to be received by Daseke from the Company following modification of the employment relationship.

     NOW, THEREFORE, in consideration of the foregoing, of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Daseke and the Company hereby agree as follows:

     1. Employment Relationship. The Company and Daseke hereby agree that Daseke shall resign as Chairman of the Board of Directors and Chief Executive Officer of the Company effective as of the date hereof, and that upon execution and delivery of this Agreement, this Agreement shall supercede the Employment Agreement in all respects and the Employment Agreement shall be null and void, and the parties shall have no further rights or obligations thereunder.

     Subject to the provisions of Section 3(b) hereof, as of the date hereof, the Company agrees to and does hereby employ Daseke to perform the duties of Chairman Emeritus of the Board of Directors of the Company (the "Board"), and Daseke accepts such employment, upon the terms and conditions set forth herein.


     2. Term. The term of this Agreement (the "Term") shall be for the period commencing as of the date set forth above and continuing thereafter for a period of three years, unless earlier terminated by Daseke or the Company pursuant to the terms hereof.


     3.   Duties and Services.

          (a) Subject to the provisions of Section 3(c) hereof, Daseke agrees to serve the Company as the Chairman Emeritus and to provide such services to the Company as may be reasonably requested by the Board or the Chief Executive Officer of the Company. Daseke will not be prevented from (i) engaging in any civic or charitable activity for which Daseke receives no compensation or other pecuniary advantage; (ii) investing his personal assets in businesses which do not compete with the Company provided that such investment will not require any services on the part of Daseke in the operation of the affairs of the businesses in which investments are made and provided further that Daseke's participation in such businesses is solely that of an investor; (iii) purchasing securities in any corporation whose securities are publicly traded, provided that such purchases will not result in Daseke owning beneficially at any time five percent (5%) or more of the equity securities of any corporation engaged in a business competitive with that of the Company; or (iv) participating in any other activity approved in advance in writing by the Board. In attending to the business and affairs of the Company, Daseke agrees to serve the Company faithfully, diligently and to the best of his ability. As Chairman Emeritus, Daseke shall have no authority to act for or bind the Company.

          (b) Notwithstanding anything in this Agreement to the contrary, for a sixty (60) day period, commencing on January 1, 1999, Daseke shall have the right to resign his position as Chairman Emeritus and elect (the "Consultant Election") to be employed as a consultant to the Company for the remainder of the Term by delivering written notice of such election to the Company prior to the expiration of such 60-day period. If Daseke exercises the Consultant Election, then for the remainder of the Term Daseke will hold himself ready to render to the Company and its subsidiaries and affiliates such advisory and consulting services as may be requested by the Company's Chief Executive Officer. In furnishing any such consulting services, Daseke will act as an independent contractor and not as an employee of the Company. As a consultant, Daseke shall have no authority to act for or bind the Company. The Company shall not exercise any control over the execution of the services or manner of performance of the consulting services provided by Daseke following the exercise of the Consultant Election, and Daseke, as a consultant, shall be responsible to the Company only for the ultimate results required by the Company. Subject to the provisions of Section 11 hereof, it is understood that, following the exercise of the Consultant Election, Daseke will or may have other occupations or employments during the Term, and in using the services of Consultant hereunder, the Company will exercise due regard for other commitments of Daseke.

          (c) The Company agrees to use its best efforts to nominate Daseke and cause him to be elected by the stockholders of the Company at the Company's 2000 annual meeting for a period commencing on the date of such meeting and continuing until the 2003 annual meeting of stockholders of the Company, provided Daseke meets the then existing criteria established by the Board's Nominating and Corporate Governance Committee and further subject to the procedures for election of directors set forth in the Company's Articles of Incorporation and Bylaws and the Maryland General Corporation Law.

     4.   Compensation.

          (a) (i) As consideration for the services to be rendered hereunder by Daseke as Chairman Emeritus, the Company agrees to pay Daseke, and Daseke agrees to accept, payable in accordance with the Company's standard payroll practices for executives, but payable in not less than bi-weekly installments, compensation of Three Hundred Four Thousand Five Hundred Dollars ($304,500.00) per twelve month period of the Term during which he is providing services as Chairman Emeritus hereunder.

               (ii) From and after the date Daseke exercises the Consultant Election, as consideration for the services to be rendered hereunder by Daseke as a consultant, the Company agrees to pay Daseke, and Daseke agrees to accept, payable in accordance with the Company's standard payroll practices, but payable in not less than bi-weekly installments, compensation of Three Hundred Four Thousand Five Hundred Dollars ($304,500.00) per twelve month period during the remaining period of the Term. The amounts payable to Daseke pursuant to this Section 4(a) are referred to together herein as the "Salary."

          (b) (i) Daseke shall be entitled to receive, as a bonus for services rendered to the Company pursuant to this Agreement and for services rendered pursuant to the Employment Agreement prior to the date hereof, an amount equal to 35% of the bonus pool, established by the Compensation Committee to be payable to executive officers of the Company for the 1997 calendar year.

               (ii) At all other times while Daseke serves as Chairman Emeritus, Daseke shall be eligible to receive an annual incentive bonus as provided for in any incentive plan of the Company, based on the level of accomplishment of specific performance targets established by the Board or any committee thereof, or such other bonus plans as may be adopted by the Board from time to time in the future. In addition, while Daseke serves as Chairman Emeritus, Daseke shall participate in any Company perquisite and supplemental benefit programs established for the benefit of senior executives of the Company.

          (c) During the Term, Daseke shall not receive any additional compensation for his services as a member of the Board.

          (d) An office allowance of Seventy-Five Thousand Dollars ($75,000) per year shall be provided to Daseke, while Daseke serves as Chairman Emeritus, to be allotted (as determined by Daseke) to salary for a private secretary to be employed by the Company and assigned to Daseke and lease and other office expenses.

     5.   Restricted Stock/Stock Options.

          (a) Pursuant to the terms of the several stock option agreements dated as of February 9, 1994 (200,000 options), February 7, 1995 (90,000 options), February 3, 1996 (135,000 options), August 7, 1996 (35,000 options),
     February 5, 1997 (60,000 options) and October 1, 1997 (200,000 options) (collectively, the "Option Agreements"), providing for the grant to Daseke by the Company of an aggregate of 720,000 options (the "Options") to acquire shares of the Company's common stock, par value $.01 per share (the "Common Stock"), entered into by and between the Company and Daseke pursuant to the terms of the Company's Amended and Restated 1994 Stock Option Plan (the "Plan"), Daseke currently has vested Options exercisable for 237,500 shares of Common Stock. The Company hereby agrees to accelerate the vesting of the remaining 482,500 Options issued to Daseke to the date of this Agreement, thereby permitting the immediate exercise of all of the Options. Daseke shall have until October 20, 2002 to exercise the Options pursuant to the terms of the Plan and the Option Agreements, the terms of which shall remain in full force and effect except as expressly modified hereby.

          (b)  The 30,000 shares of Common Stock (the
     "Restricted Shares") granted to Daseke under the Company's Long-Term Incentive Plan (the "LTIP") on February 12, 1997, shall remain outstanding in accordance with the terms of the LTIP and Daseke shall continue to receive the dividends payable on such shares of Common Stock. On October 20, 2000, all restrictions on the transfer of any then outstanding Restricted Shares as set forth in the LTIP and in the Award Agreement issued under the LTIP shall lapse and Daseke shall be issued stock certificates in denominations designated by Daseke representing the Restricted Shares as soon as practicable following such date, without any restrictive legend thereon.

          (c) The 88,000 shares of Common Stock acquired by Daseke on July 19, 1994, the 79,700 shares of Common Stock acquired by Daseke on December 28, 1995 and the 24,300 shares of Common Stock acquired by Daseke on January 18, 1996, pursuant to Company loan programs, shall be retained by Daseke and the loans made to Daseke by the Company shall remain outstanding and shall continue to be payable in accordance with the terms of the notes and other agreements evidencing such loans following the date hereof.

     6.   Termination.

          (a) On or after January 1, 1999, the Company may at any time terminate this Agreement, but only upon delivery to Daseke of a written notice of termination specifying a termination date at least 30 days, but not more than 60 days, after the date of delivery of such notice. In the event that Daseke fails to be re-elected as a director of the Company at the Company's 2000 annual meeting of stockholders, the Company will immediately terminate this Agreement. Within 15 days of any termination of this Agreement pursuant to this Section 6(a) (regardless of the reasons for such termination, subject to the provisions of Sections 7 and 8 hereof) Daseke shall be paid the Salary remaining for the Term (as if the Term had not been terminated under this Section 6), as well as incentive bonuses which have accrued through the date of such termination, and benefits payable pursuant to this Agreement, due hereunder in a single payment.

          (b) In the event the Company terminates this Agreement pursuant to this Section 6, the restrictions on the Restricted Shares shall lapse as of the date of such termination.

          (c)  Upon termination of this Agreement pursuant to this
     Section 6 and payment of all amounts due hereunder as a result of such termination, this Agreement shall be null and void and the parties hereto shall have no further rights or obligations hereunder, except as otherwise specifically set forth herein, and the "Term" (as defined in Section 3 hereof) shall be deemed to have ended.

     7. Termination in the Event of Death. This Agreement shall terminate automatically upon the death of Daseke. In such event, notwithstanding any other provision of this Agreement to the contrary, the Company shall pay to Daseke's legal representative only the Salary due to Daseke up to the date of termination as well as incentive bonuses, which have accrued through the date of termination, and benefits payable pursuant to this Agreement. Upon termination of this Agreement pursuant to this Section 7 and payment of all amounts due hereunder as a result of such termination, this Agreement shall be null and void and the parties hereto shall have no further rights or obligations hereunder, except as otherwise specifically set forth herein, and the "Term" (as defined in Section 3 hereof) shall be deemed to have ended.

     8. Termination in the Event of Disability. If during the Term, Daseke becomes physically or mentally disabled so as to become unable, for a period of more than six (6) consecutive months, to perform his duties hereunder on substantially a full time basis ("Disability"), the Company may at its option terminate this Agreement upon not less than thirty (30) days' written notice. In the event of such termination, notwithstanding any other provision of this Agreement to the contrary, Daseke shall be entitled to continue to receive his Salary and benefits, excluding any incentive bonuses, for a period equal to the lesser of (a) twenty-four (24) months from the date of termination and (b) the remainder of the Term (as if the Term had not been terminated pursuant to this Section 8), and then shall receive such benefits as are available to senior executives of the Company under any applicable disability plan. Upon termination of this Agreement pursuant to this Section 8 and payment of all amounts due hereunder as a result of such termination, this Agreement shall be null and void and the parties hereto shall have no further rights or obligations hereunder, except as otherwise specifically set forth herein, and the "Term" (as defined in Section 3 hereof) shall be deemed to have ended.

     9.   Other Benefits.

          (a) Except as expressly provided herein, this Agreement shall not:

                       (i) be deemed to limit or affect the right of Daseke to receive other forms of additional compensation or to participate in any insurance, retirement, disability, profit-sharing, stock purchase, stock option, stock appreciation rights, cash or stock bonus or other plan or arrangement or in any other benefits now or hereafter provided by the Company or any of the Company's affiliated companies for its employees; or

                      (ii) be deemed to be a waiver by Daseke of any vested rights which Daseke may have or may hereafter acquire under any employee benefit plan or arrangement of the Company or any of the Company's affiliated companies.

          (b) It is contemplated that, in connection with his services hereunder, Daseke may be required to incur reasonable business, telephone and travel expenses. The Company agrees to reimburse Daseke in full for all reasonable and necessary business, telephone and other related expenses, including travel expenses, incurred or expended by him incident to the performance of his duties hereunder, upon submission by Daseke to the Company of such vouchers or expense statements satisfactorily evidencing such expenses as may be reasonably requested by the Company. It being understood that for purposes of this Section 9 any such expenses approved in advance by the Company shall be deemed to be "reasonable and necessary."

          (c) It is understood and agreed by the Company that during the term of Daseke's employment hereunder as Chairman Emeritus, he shall be entitled to annual paid vacations (taken consecutively or in segments), the length of which shall be consistent with the effective discharge of Daseke's duties and the general customs and practices of the Company applicable to its executive officers.

     10. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible
(a) for Daseke to find reasonably comparable employment following the date of termination, and (b) to measure the amount of damages which Daseke may suffer as a result of termination of employment hereunder. Accordingly, the payment of the termination compensation by the Company to Daseke in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable and will be liquidated damages, and Daseke will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Daseke hereunder or otherwise.

     11.  Non-Competition.

          (a) Except as otherwise provided in Section 3 hereof, during the Term, Daseke shall not, directly or indirectly, either for himself or any other person, own, manage, control, participate in, invest in, permit his name to be used by, act as consultant or advisor to, render services for (alone or in association with any individual, entity or other business organization) or otherwise assist in any manner any individual or entity that engages in or owns, invests in, manages or controls any venture or enterprise engaged in (each, a "Competitive Activity") the ownership, management, acquisition or development of multifamily residential properties, provided that the term "Competitive Activity" shall not include any transaction pursuant to which Daseke pays aggregate consideration of $5,000,000 or less or any transaction involving assets owned by Daseke as of the date hereof or otherwise acquired by Daseke during the Term not in violation of the terms of this Agreement and provided further that Daseke and the Company will each act reasonably and with due regard for the other's interests. In the event that Daseke desires to participate in any transaction which would otherwise constitute a Competitive Activity hereunder, he shall notify the Company within fifteen days prior to the aniticipated closing date of such Competitive Activity, and upon closing of such activity, this Agreement shall automatically terminate and be of no further force and effect, and the Company shall have no further obligations hereunder to pay any further Salary or other cash benefits, bonuses or payments to Daseke and Daseke shall have no further right to receive Salary or other cash benefits, bonuses or payments.
     In any event, if this Agreement is terminated under this
     Section 11(a), Paragraph 5 is unchanged.

          Daseke will not in any manner induce, attempt to induce or assist others to induce or attempt to induce any investor, client or tenant of the Company to terminate its, his or her association with the Company or do anything to interfere with the relationship between the Company and any of its customers, clients, tenants or persons or concerns dealing with the Company during the Term. During the Term, Daseke shall not, without the prior consent of a majority of the Company's independent directors, solicit, hire away or employ any person who is an employee of the Company at the time of such solicitation or attempted hiring or employment other than his secretary on the date hereof; provided, however that nothing herein shall be construed to prohibit Daseke's employment of any former Company employee whose termination from the Company was not induced by Daseke.

          (b)  In the event that any restriction contained in this
     Section 11 shall be held too broad to allow enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and Daseke hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restrictions.

          (c) Daseke acknowledges and agrees that the Company's remedy at law for any breach of his obligations under this
     Section 11 may be inadequate, and agrees and consents that temporary and/or permanent injunctive relief may be entered enjoining him from breaching this Agreement and further agrees that any proceeding which may be brought to enforce any provision of this Section 11 without being requested to prove actual damages as a result of the premature breach of this Agreement.

     12.  Indemnification.

          (a) The Company agrees to indemnify and hold harmless Daseke against any and all losses, claims, damages or liabilities to which he may become subject under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other federal or state statutory law or regulation, at common law or otherwise, in so far as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement or a material fact contained in any filing made with the Securities and Exchange Commission or in any document otherwise circulated to the stockholders or prospective stockholders of the Company (collectively, the "Solicitation Documents") or arise out of or are based upon the omission or alleged omission to state herein a material fact required to be stated therein or necessary to make the statements therein not misleading and, in the case of any prospectus, the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and, in accordance with the provisions of Section 12(b) hereof, agrees to reimburse Daseke, as incurred, for any legal or other expenses reasonably incurred by him in connection with investigating or defending any such loss, claim, damage, liability or action.


          (b) Promptly after receipt by Daseke under this Section 12 of notice of the commencement of any action, Daseke will, if a claim in respect thereof is to be made against the Company under this Section 12, notify the Company in writing of the commencement thereof, but the failure so to notify the Company (i) will not relieve it from liability under Section 12(a) hereof unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the Company of substantial rights and defenses and (ii) will not, in any event, relieve the Company from any obligations to Daseke other than the indemnification obligation in Section 12(a) hereof. The Company shall be entitled to appoint counsel of its choice at the Company's expense to represent the Company and Daseke in any action for which indemnification is sought (in which case, the Company shall not thereafter be responsible for the fees and expenses of any separate counsel retained by Daseke except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to Daseke. Notwithstanding the Company's election to appoint counsel to represent Daseke in an action, Daseke shall have the right to employ separate counsel (including local counsel), and the Company shall bear the reasonable fees, costs and expenses of such separate counsel if such separate counsel is reasonably satisfactory to the Company, and (x) the use of counsel chosen by the Company to represent Daseke would be inappropriate, as determined by such counsel, under applicable standards of professional conduct due to an actual or reasonably anticipated material conflict of interest, or (y) the Company shall not have employed counsel to represent Daseke within a reasonable time after notice of institution of such action. The Company will not, without the prior written consent of Daseke, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect to which indemnification may be sought hereunder (whether or not Daseke is the actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of Daseke from all liability arising out of such claim, action, suit or proceeding.

     13.  Mutual Release.

          (a) Daseke, for the purpose of binding himself and his heirs, legal representatives, successors and assigns, and entities with which Daseke is affiliated (other than the Company), and for all persons or entities claiming by, through or under any of them, hereby RELEASES, WAIVES, ACQUITS AND FOREVER DISCHARGES to the maximum extent permitted under applicable law, the Company, and its prior, current and future officers, employees, directors, stockholders, attorneys, advisors, receivers and conservators, and their respective heirs, legal representatives, successors and assigns of and from any and all actions, causes of action, liabilities, claims, counterclaims, effective defenses, offsets, demands, losses or damages of any kind or nature whatsoever (the "Daseke Claims") in law or in equity, known or unknown, contingent or fixed, arising under contract, including, without limitation, the Employment Agreement, tort, statute or otherwise, and whether based on facts known or unknown, and existing on the date hereof, or which may arise in the future based upon facts and circumstances which exist or existed on or prior to the date hereof (excluding, however, any of the Daseke Claims arising from the performance or non-performance of the Company's obligations under this Agreement, the Plan, the Option Agreements, the LTIP, the Award Agreement issued under the LTIP and the notes and other agreements referenced in Section 5(c) hereof and any right to indemnification from the Company arising from Daseke's status as an officer and director of the Company and as provided herein), including, without limitation, any and all actions, causes of action, liabilities, claims, counterclaims, demands, losses and damages asserted or that could have been asserted prior to the execution of this Agreement, or sounding in, arising from or any way relating to breach of contract, fraud, deceit, tortious interference, breach of obligations of good faith and fair dealing, misrepresentation, deceptive trade practices or federal or state securities violations, existing under or arising out of events prior to the date of this Agreement, including specifically any claims or causes of action arising out of or relating to the Employment Agreement or the termination thereof or the events surrounding Daseke's resignation as Chief Executive Officer and Chairman of the Board of the Company. Daseke for the purpose of binding his affiliates also hereby TRANSFERS AND ASSIGNS any and all of the Daseke Claims to the Company and its prior, current and future officers, employees, directors, stockholders, receivers and conservators, and their respective heirs, legal representatives, successors and assigns. This provision shall not be construed as an admission of any liability by the Company or any other entity.

          (b) The Company, for the purpose of binding its prior, current and future officers, employees, directors, stockholders, receivers and conservators and entities with which they are affiliated, and for all persons or entities claiming by, through or under any of them, hereby RELEASES, WAIVES, ACQUITS AND FOREVER DISCHARGES to the maximum extent permitted under applicable law, Daseke and his heirs, legal representatives, successors and assigns of and from any and all actions, causes of action, liabilities, claims, counterclaims, effective defenses, offsets, demands, losses or damages or any kind or nature whatsoever (the "Company Claims"), in law or in equity, known or unknown, contingent or fixed, arising under contract, tort, statute or otherwise, and whether based on facts known or unknown, and existing on the date hereof, or which may arise in the future based upon facts and circumstances which exist or existed on or prior to the date hereof (excluding, however, any of the Company Claims arising from the performance or non-performance of any obligations under this Agreement, the Plan, the Option Agreements, the LTIP, the Award Agreement issued under the LTIP and the notes and other agreements referenced in Section 5(c) hereof and any right to indemnification from Daseke arising from Daseke's status as an officer and director of the Company and as provided herein), including, without limitation, any and all actions, causes of action, liabilities, claims, counterclaims, demands, losses and damages asserted or that could have been asserted prior to the execution of this Agreement, or sounding in, arising from or in any way relating to breach of contract, fraud, deceit, tortious interference, breach of obligations of good faith and fair dealing, misrepresentation, deceptive trade practices or federal or state securities violations, existing under or arising out of events prior to the execution of this Agreement, including specifically any claims or causes of action arising out of or relating to the Employment Agreement or the termination thereof or the events surrounding Daseke's resignation as Chief Executive Officer and Chairman of the Board of the Company. The Company, for the purpose of binding its prior, current and future officers, employees, directors, stockholders, receivers and conservators hereby TRANSFERS AND ASSIGNS any and all of the Company Claims to Daseke and his heirs, legal representatives, successors and assigns. This provision shall not be construed as an admission of any liability by Daseke.

          (c) Daseke, for the purpose of binding himself and his heirs, legal representatives, successors and assigns, and for all persons or entities claiming by, through or under him, hereby RELEASES, WAIVES, ACQUITS AND FOREVER DISCHARGES to the maximum extent permitted under applicable law, the Company and its prior, current and future officers, employees, directors, stockholders, attorneys, advisors, receivers and conservators, and their respective heirs, legal representatives, successors and assigns of and from any and all claims of discrimination of any kind, including age discrimination and any contractual, tort or other common law claims. This release and waiver includes all such claims, whether under any applicable federal laws, including, without limitation, the federal Age Discrimination in Employment Act, Title VI of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Family and Medical and Leave Act, the Older American Workers Act or under any applicable state or local laws or ordinances, including the Texas Commission on Human Rights Act.
     14. Legal Fees and Expenses. The Company agrees to pay Daseke's reasonable attorneys' fees and expenses, in connection with the negotiation and execution of this Agreement, not to exceed $15,000.

     15. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

     16.  Successors and Binding Agreement.

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Daseke, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

          (b) This Agreement will inure to the benefit of and be enforceable by Daseke's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

          (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 16(a) and 16(b) hereof and with respect to the Company's obligation to pay legal fees and expenses under Section 16 hereof. Without limiting the generality or effect of the foregoing, Daseke's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Daseke's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 16(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated, except with respect to legal fees and expenses, as and to the extent provided in
     Section 14 hereof.

     17. Non-Disparagement. None of the parties to this Agreement shall say, publish or cause to be published or do any thing that casts the other party hereto or their officers, directors, employees or stockholders (collectively, the "Protected Individuals") in an unfavorable light, or disparage or injure the goodwill or business reputation of the Protected Individuals or any relationship of the Protected Individuals with any suppliers, vendors, customers, employees, contractors and/or investors of or in the Protected Individuals or the financial community in general.

     18. Notices. For all purposes of this Agreement, all communications, including, without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at the address set forth on the signature pages of this Agreement and to Daseke at the address set forth on the signature pages of this Agreement, or to such other address as either party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     19. Confidentiality. Each of the parties will keep the terms of this Agreement and the facts and circumstances underlying Daseke's resignation strictly confidential, and will cause their respective affiliates and attorneys to do likewise, except for mutually agreed disclosures and except to the extent disclosure is required by law or is necessary for tax, insurance or banking purposes. Daseke hereby acknowledges that he is not authorized to act as a spokesman for the Company on any matter, except as otherwise expressly permitted by the Board or the Chief Executive Officer.

     20. Publicity. The initial press release relating to this Agreement shall be a joint release and thereafter the parties hereto shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies) and Section 19 hereof, consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

     21. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, without giving effect to the principles of conflict of laws of such State.

     22. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

     23. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Daseke and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Except as otherwise identified, references to Sections are references to Sections of this Agreement.

     24. Survival of Certain Provisions. Notwithstanding anything herein to the contrary, the obligations of the Company and Daseke, as the case may be, under Sections 4, 5, 6, 8, 9, 12, 13, 14, 17, 18 and 19 hereof, to the extent applicable, shall remain operative and in full force and effect regardless of the expiration, for any reason, of the Term.

     25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

     26. Warranty. Daseke warrants and represents that he is not a party to any agreement, contract or understanding, whether of employment or otherwise, which would in any way restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

     27. Board Approval. By executing this Agreement, the Company acknowledges that this Agreement has been reviewed and approved by the Compensation Committee of the Board.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                   WALDEN RESIDENTIAL PROPERTIES,
                                   INC.


                                   By:     /s/ Marshall Edwards
                                         Marshall Edwards
                                         President and Chief
Acquisitions Officer

                                   Address:

                                   One Lincoln Centre
                                   5400 LBJ Freeway
                                   Suite 400
                                   Dallas, Texas  75240



                                        /s/ Don R. Daseke
                                   Don R. Daseke


                                   Address:






DB972940002
032398 v7
111:14199-25